As filed with the Securities and Exchange Commission on April 29, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

THE WET SEAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0415940
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

26972 Burbank, Foothill Ranch, CA 92610

(949) 699-3900

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John D. Goodman, Chief Executive Officer

The Wet Seal, Inc.

26972 Burbank

Foothill Ranch, CA 92610

(949) 699-3900

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Alyson G. Barker, Esq. General Counsel The Wet Seal, Inc. 26972 Burbank Foothill Ranch, CA, 92610 Telephone: (949) 699-3900	Mara H. Rogers, Esq. Fulbright & Jaworski LLP 666 Fifth Avenue New York, NY 10103 Telephone: (212) 318-3206

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class A Common Stock, par value $0.10 per share	28,614,131 (3)	$1.17	$33,478,533.27	$4,312.04

(1) All 28,614,131 shares registered pursuant to this registration statement are to be offered by selling stockholders. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such indeterminate number of additional shares of the registrant’s Class A Common Stock, par value $0.10 per share (“Common Stock”) issued to prevent dilution resulting from stock splits, stock dividends or similar events.

(2) Estimated solely for purposes of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low sales prices of the registrant’s Common Stock on the NASDAQ Global Select Market on April 23, 2014, which date is within five business days of the filing of this registration statement.

(3) Represents (i) the estimated number of shares of Common Stock issuable upon conversion of convertible notes, including in connection with principal payments, or as payment of interest under convertible notes, and (ii) the maximum number of shares of Common Stock initially issuable upon exercise of warrants.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated April 29, 2014

PROSPECTUS

28,614,131 Shares

THE WET SEAL, INC.

CLASS A COMMON STOCK

This prospectus relates to the offer and resale by the selling stockholders identified in this prospectus of up to an aggregate of 28,614,131 shares of our Class A common stock, par value $0.10 per share, which we refer to as our “common stock.” All of the offered shares are issuable, or may in the future become issuable, with respect to convertible notes and warrants issued in connection with a private placement we completed on March 26, 2014.  The shares of common stock being offered for resale by the selling stockholders pursuant to this prospectus include shares of common stock issued or issuable to the selling stockholders upon conversion of the convertible notes, including in connection with principal payments, or as payment of interest under the convertible notes, and upon the exercise of the warrants. We will not receive any of the proceeds from the sale of the common stock by the selling stockholders.

The selling stockholders identified in this prospectus may offer the shares from time to time through public or private transactions at prevailing market prices or at privately negotiated prices.

We have agreed to pay certain expenses in connection with the registration of the shares.  The selling stockholders will pay all underwriting discounts and selling commissions, if any, in connection with the sale of the shares.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “WTSL.” On April 28, 2014, the last sale price of our common stock as reported on The NASDAQ Global Select Market was $1.15.

Investing in our common stock involves risks.  See “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2014.

You should rely only on the information contained in or incorporated by reference in this prospectus or in any related free writing prospectus filed by us with the Securities and Exchange Commission, or the SEC.  We and the selling stockholders have not authorized anyone to provide you with different information.  This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.  You should assume that the information appearing in this prospectus, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates.  Our business, financial condition, results of operations and prospects may have changed materially since those dates.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you.  Moreover, such representations, warranties or covenants were accurate only as of the date when made.  Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless the context otherwise indicates, references in this prospectus to “company” “Wet Seal,” “we,” “our” and “us” refer, collectively, to The Wet Seal, Inc., a Delaware corporation, and its consolidated subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the information incorporated by reference in this prospectus contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities and Exchange Act of 1934, as amended, or the Exchange Act, which represent our expectations or beliefs concerning future events. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, and/or which include words such as “believes,” “plans,” “intends,” “anticipates,” “estimates,” “expects,” “may,” “will” or similar expressions. In addition, any statements concerning future financial performance, ongoing strategies or prospects, and possible future actions, which may be provided by our management, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about our company, economic and market factors, and the industry in which we do business, among other things. These statements are not guarantees of future performance, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. Factors that could cause our actual performance, future results and actions to differ materially from any forward-looking statements include, but are not limited to, those discussed under the heading “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. The forward-looking statements in this prospectus and the information incorporated by reference in this prospectus represent our views as of the date such statements are made. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date such statements are made.

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus or in documents incorporated herein by reference. This summary is not complete and does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus, including the information set forth in the section entitled “Risk Factors” and the information that is incorporated by reference into this prospectus. See the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” for a further discussion on incorporation by reference.

The Company

Incorporated in the State of Delaware in 1990, we are a national multi-channel specialty retailer selling fashion apparel and accessory items designed for female customers aged 13 to 34 years old through our stores and e-commerce websites. We operate two nationwide, primarily mall-based, chains of retail stores under the names “Wet Seal” and “Arden B.” The names “Wet Seal” and “Arden B” (which are registered in the retail store services and other classes) are trademarks and service marks of our company.

Wet Seal is a junior apparel brand for girls who seek fashion apparel and accessories at affordable prices, with a target customer age of 13 to 23 years old. Wet Seal seeks to provide its customer base with a balance of trend right and fashion basic apparel and accessories that are budget-friendly. Arden B is a fashion brand at affordable prices for the contemporary woman. Arden B targets customers aged 24 to 34 years old and seeks to deliver differentiated contemporary fashion, dresses, sportswear separates and accessories for many occasions of the customers’ lifestyles. As of February 1, 2014, we had 532 retail stores in 47 states and Puerto Rico. Of the 532 stores, there were 475 Wet Seal stores and 57 Arden B stores.

Our principal executive offices are located at 26972 Burbank, Foothill Ranch, California and our telephone number is (949) 699-3900.

Recent Developments

On April 24, 2014, we committed to a plan to wind down the operations of our Arden B brand due to the long-term financial underperformance of the business. Arden B currently operates 54 mall-based stores and an e-commerce web site. We expect that 31 Arden B locations will transition to Wet Seal Plus merchandise and the remaining 23 locations will transition to Wet Seal merchandise. Where permissible, we intend that Arden B locations will be refreshed with either Wet Seal or Wet Seal Plus signage. We expect to complete this transition by the start of the back-to-school selling season in late July 2014. We further expect that, through lease expirations and the exercise of early termination provisions, we will close 15 of the current Arden B locations through the remainder of fiscal 2014 and 16 Arden B locations in fiscal 2015. For the interim period while Arden B locations remain open, the stores will offer Wet Seal or Wet Seal Plus merchandise, as noted above.

We estimate that the total amount of charges expected to be incurred to our consolidated statement of operations in the first through third quarters of fiscal 2014 in connection with the winding down of the Arden B brand, including charges for employee severance and retention plans and non-cash asset impairments, is approximately $3.4 million. We estimate the amount of charges to our consolidated statement of operations that will result in future cash expenditures during the 2014 fiscal year, comprised of employee severance and retention plan costs, will be approximately $0.4 million. We also estimate that we will incur future cash expenditures during the fiscal 2014 and 2015 years of approximately $0.5 million that will not affect our consolidated statement of operations, which are comprised of reimbursements to landlords of unamortized tenant allowances.

The Offering

Common stock offered by the selling stockholders	Up to 28,614,131 shares

Common stock outstanding	84,491,076 shares (as of April 15, 2014)

Terms of the offering	The selling stockholders will determine when and how they sell the common stock offered in this prospectus, as described in “Plan of Distribution.”

Use of proceeds	We will not receive any of the proceeds from the sale of the shares of common stock being offered under this prospectus. To the extent proceeds are received upon exercise of the warrants by the selling stockholders, we intend to use any such proceeds for general corporate and working capital purposes. See “Use of Proceeds.”

NASDAQ symbol	Our common stock is listed on The NASDAQ Global Select Market under the symbol WTSL.

Risk factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K on file with the SEC and any of our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, which are incorporated by reference in this prospectus, and the additional risks and uncertainties described below before purchasing our common stock. The risks and uncertainties we have described are not the only ones facing our company. If any of these risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement.

Risks Relating to our Private Placement of Convertible Notes and Warrants

We could be required to make substantial cash payments upon an event of default or change of control under the convertible notes described below.

The convertible notes provide for events of default including, among others, payment defaults, cross defaults, material breaches of any representations or warranties, breaches of covenants that are not cured within the applicable time period, failure to perform certain required activities in a timely manner, failure to comply with the requirements under the registration rights agreement described below, suspension from trading or failure of our common stock to be listed on an eligible market for certain periods and certain bankruptcy-type events involving us or a subsidiary.

Upon an event of default, a holder of the convertible notes may elect to require us to redeem all or any portion of the convertible notes (including all accrued and unpaid interest and all interest that would have accrued through March 27, 2017, the maturity date), in cash, at a price equal to the greater of: (i) 115% of the amount being redeemed, and (ii) the product of (A) 100% of the amount being redeemed, and (B) the quotient determined by dividing (x) the highest closing sale price of the common stock on any trading day during the period beginning on the date immediately before the event of default and ending on the date of redemption, by (z) the lowest conversion price in effect during such period.

In addition, under the terms of the convertible notes, in the event of transactions involving a change of control, the holder of a note will have the right to require us to redeem all or any portion of the convertible notes it holds (including all accrued and unpaid interest thereon), in cash, at a price equal to 115% of the amount of the convertible notes being redeemed, subject to formula details specified in the convertible notes.

If either an event of default or change of control occurs, our available cash could be seriously depleted and our ability to fund operations could be materially harmed.

The convertible notes contain various covenants and restrictions which may limit our ability to operate our business and raise capital.

The convertible notes impose certain restrictive covenants on us which may impede our ability to operate our business or raise further funds in the capital markets. For example, so long as the convertible notes are outstanding, we cannot, and cannot permit any of our subsidiaries to:

•	incur, guarantee, assume or suffer to exist any indebtedness (other than permitted indebtedness under the convertible notes);
•	declare or pay cash dividends;
•	redeem or repurchase equity interests;
•	permit liens on our properties or assets (other than permitted liens under the convertible notes); and
•	repay certain indebtedness in cash if an event of default has occurred.

A breach of any of these covenants could result in a default under the convertible notes. If there is an event of default, a holder of the convertible notes may require us to redeem all or any portion of the convertible notes (including all accrued and unpaid interest and all interest that would have accrued through the maturity date) in cash, which could have a material adverse effect on our financial condition and cash flow.

Our stockholders may experience significant dilution.

As of April 15, 2014, we had approximately 19,809,783 and 8,804,348 shares of our common stock reserved or designated for future issuance pursuant to the convertible notes and for the exercise of warrants, respectively, subject to potential future anti-dilution adjustments. Although we have the option to settle the interest and principal payments on the convertible notes in cash and certain conversion and exercise restrictions are placed upon the holders of the convertible notes and warrants, the issuance of material amounts of common stock by us would cause our existing stockholders to experience significant dilution in their investment in our company. In addition, if we obtain additional financing involving the issuance of equity securities or securities convertible into equity securities, our existing stockholders’ investment would be further diluted. Such dilution could cause the market price of our common stock to decline, which could impair our ability to raise additional financing.

Substantial leverage and debt service obligations may adversely affect our cash flows.

In connection with the sale of the convertible notes to the selling stockholder identified herein, we incurred indebtedness in the aggregate principal amount of $27 million. The degree to which we are leveraged could, among other things:

•	require us to dedicate a substantial portion of our future cash flows from operations and other capital resources to debt service;

•	make it difficult for us to obtain necessary financing in the future for working capital, acquisitions or other purposes on favorable terms, if at all;

•	make it more difficult for us to be acquired;

•	make us more vulnerable to industry downturns and competitive pressures; and

•	limit our flexibility in planning for, or reacting to, changes in our business.

Our ability to meet our debt service obligations (including interest or amortization payments on the convertible notes) will depend upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control. For example, while we currently intend to make interest or amortization payments on the convertible notes in cash, this intention may change depending on our financial condition and our stock price at the time of the applicable installment date. To the extent that we desire to make interest or amortization payments on the convertible notes through the issuance of shares of our common stock, we must be in compliance with certain equity conditions (including trading volume and stock price conditions), unless these conditions are waived by the holder, and such payments in shares will be limited to the extent that such payments would cause the holder to beneficially own in excess of 4.99% of the outstanding shares of our common stock at the time of such payment. If we are not permitted to deliver shares of common stock to repay the convertible notes due to a failure to satisfy any of the these conditions or the limitations on payment in our shares, we will be required to make such payments in cash which could adversely affect our ability to fund operations due to the diversion of necessary cash flow to fund operations to utilization for note payments.

Sales of a significant number of shares of our common stock in the public markets or significant short sales of our stock, or the perception that such sales could occur, could depress the market price of our common stock and impair our ability to raise capital.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public markets, including any shares issued upon conversion of the convertible notes, in payment of principal of and interest on the convertible notes, or upon exercise of the warrants, could depress the market price of our common stock. If there are significant short sales of our stock, the price decline that could result from this activity may cause the share price to decline more so, which, in turn, may cause long holders of the stock to sell their shares, thereby contributing to sales of stock in the market. Such sales also may impair our ability to raise capital through the sale of additional equity securities in the future at a time and price that our management deems acceptable, if at all.

We may not be able to maintain effectiveness of the registration statement of which this prospectus forms a part, which could impact the liquidity of our common stock.

Under the terms of the registration rights agreement with the selling stockholder identified herein, we are obligated to include shares of common stock issued or issuable upon conversion of the convertible notes, including in connection with principal payments, or as payment of interest under the convertible notes, and upon the exercise of the warrants, in an effective registration statement. The registration statement of which this prospectus forms a part is intended to satisfy these obligations.  We intend to use our reasonable best efforts to maintain the registration statement to be effective, but may not be able to do so. We cannot assure you that no stop order will be issued, or if such a stop order is issued, we will be able to amend the registration statement to defeat the stop order.  If the registration statement is not effective, investors’ ability to sell the shares of common stock underlying the convertible notes and warrants may be limited, which would have a material adverse effect on the liquidity of our common stock.

The accounting treatment for our convertible notes and warrants is complex and subject to judgments concerning the valuation of the warrants and the embedded derivative rights within the convertible notes. Fluctuations in the valuation of the warrants or these rights could cause us to take charges to our earnings and make our financial results unpredictable.

Our convertible notes issued on March 26, 2014 contained embedded derivative rights in accordance with accounting principles generally accepted in the United States, or GAAP. These derivative rights, or similar rights in convertible securities we may issue in the future, and the warrants need to be, or may need to be, separately valued as of the end of each accounting period in accordance with GAAP. Changes in the valuations of the warrants or these rights, the valuation methodology or the assumptions on which the valuations are based could cause us to take charges to our earnings, which would adversely impact our results of operations. Moreover, the methodologies, assumptions and related interpretations of accounting or regulatory authorities associated with these embedded derivatives are complex and in some cases uncertain, which could cause our accounting for these derivatives, and as a result, our financial results, to fluctuate. There is a risk that questions could arise from investors or regulatory authorities concerning the appropriate accounting treatment of these instruments, which could cause volatility in our financials until the embedded derivative rights expire, which in turn could adversely impact our results of operations, our reputation and our public stock price.

Risks Relating to Wind Down of Arden B Brand Retail Operations

There are risks associated with the implementation of our plans to wind-down our Arden B brand retail operations, including our ability to manage the associated closure and transition costs, the impact of the wind-down plan on our relationships with our employees, our major customers, vendors and landlords and unanticipated expenses and charges that may be incurred as a result of the wind-down.

On April 24, 2014, we committed to a plan to wind down the operations of our Arden B brand due to the long-term financial underperformance of the business. Arden B currently operates 54 mall-based stores and an e-commerce web site. In the fiscal year ended February 1, 2014, Arden B generated net sales of $60.4 million and represented 11% of consolidated net sales. Pursuant to the Arden B exit plan, it is expected that 31 Arden B locations will transition to Wet Seal Plus merchandise and the remaining 23 locations will transition to Wet Seal merchandise, and these Arden B locations will be refreshed with either Wet Seal or Wet Seal Plus signage, where permissible. We expect to complete this transition by the start of the back-to-school selling season in late July 2014. In addition, it is expected that through lease expirations and the exercise of early termination provisions, we will close 15 Arden B locations through the remainder of fiscal 2014 and 16 Arden B locations in fiscal 2015. There can be no assurance that we will be able to transition the stores to Wet Seal or Wet Seal Plus merchandise as we expect or in a satisfactory manner.

We estimate that the total amount of charges expected to be incurred to our consolidated statement of operations in the first through third quarters of fiscal 2014 in connection with the winding down of the Arden B brand, including charges for employee severance and retention plans and non-cash asset impairments, is approximately $3.4 million. We estimate the amount of charges to our consolidated statement of operations that will result in future cash expenditures during the 2014 fiscal year, comprised of employee severance and retention plan costs, will be approximately $0.4 million. We also estimate that we will incur future cash expenditures during the fiscal 2014 and 2015 years of approximately $0.5 million that will not affect our consolidated statement of operations, which are comprised of reimbursements to landlords of unamortized tenant allowances.

In developing such estimates, we have assumed that certain of the current Arden B retail locations will be converted to a Wet Seal or Wet Seal Plus format. Such estimates do not reflect any other transactions with our contractual counterparties to mitigate the charges. Actual transition charges may materially exceed our estimates due to various factors, many of which are outside of our control, including, without limitation, the actual outcomes of discussions and negotiations with the counterparties to the contracts we intend to terminate or modify. Because of uncertainties with respect to the Arden B exit plan (including those described above), we may not be able to complete and implement the Arden B exit plan as we expect or in a satisfactory manner, and the costs incurred in connection with such transition may exceed our estimates. If the actual transition charges exceed our estimates or if the Arden B exit plan is not implemented as expected, our business, results of operations and financial condition could be materially and adversely affected.

In addition, because of the exit of the Arden B brand and because of other factors that ordinarily influence consumer acceptance of our products (many of which are outside our control), we face the risk of liquidating our current Arden B brand inventory on an abbreviated time frame and at reduced prices. As a result, we may incur a loss on such current inventory at Arden B stores and inventory on order that is destined for such stores. If we incur losses relating to the sales of our Arden B products, our business, financial condition and results of operations may be adversely affected.

In addition, the wind-down activities involve numerous risks, including but not limited to:

•	The inability of the Arden B business to retain qualified personnel necessary for the wind-down during the wind-down period;

•	Potential disruption of the operations of our Wet Seal brand and business and diversion of management attention from such business and operations;

•	Exposure to unknown, contingent or other liabilities in connection with the Arden B exit plan;

•	Negative impact on our business relationships, including relationships with our customers, suppliers, vendors, lessors, licensees and employees; and

•	Unintended negative consequences from changes to our business profile.

Any of these or other factors could impair or disrupt our ability to successfully implement the Arden B exit plan, and could increase costs associated with the wind-down activities, lengthen the wind-down period and materially and negatively impact our business, financial condition and results of operations. In addition, we may not be able to realize other business opportunities as we may be required to spend additional time and incur additional expense relating to the wind-down that otherwise would be used on the development and expansion of our Wet Seal brand.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of shares of common stock under this prospectus. We will not receive any proceeds from these sales. To the extent proceeds are received upon exercise of the warrants, we intend to use any such proceeds for general corporate and working capital purposes. The selling stockholders will pay any underwriting discounts and agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses they incur in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus. These may include, without limitation, all registration and filing fees, SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

PRIVATE PLACEMENT OF CONVERTIBLE NOTES AND WARRANTS

On March 26, 2014, we sold to the selling stockholder identified herein $27 million of convertible senior notes and warrants to purchase up to 8,804,348 shares of our common stock pursuant to a securities purchase agreement.

Description of the Convertible Notes

Ranking and Subordination

The convertible notes are our senior unsecured obligations, subordinated only to our obligations under our credit agreement with Bank of America, N.A.

Maturity Date

Unless earlier converted or redeemed, the convertible notes will mature on March 27, 2017, subject to the right of the holder to extend the date under certain circumstances.

Interest

The convertible notes bear interest at a rate of 6% per annum, subject to increase to 18% per annum upon the occurrence and continuance of an event of default (as described below).

Interest on the convertible notes is payable monthly, in shares of common stock, subject to the satisfaction of certain equity conditions, or, at our option, in cash. The number of shares of common stock to be paid as interest on the convertible notes shall be calculated using an interest conversion price equal to the lesser of (x) the then prevailing conversion price and (y) 90% of the lesser of the average of the volume weighted average price of the common stock for (1) the 10 consecutive trading days immediately before the interest payment date and (2) the trading day immediately before the interest payment date.

Conversion

All amounts due under the convertible notes are convertible at any time, in whole or in part, at the option of the holders into shares of common stock at a fixed conversion price, which is subject to adjustment for stock splits, combinations or similar events. The convertible notes are initially convertible into shares of common stock at the initial price of $1.84 per share.

Mandatory Amortization of Convertible Notes

We have agreed to make amortization payments with respect to the principal amount of the convertible notes in shares of common stock, subject to the satisfaction of certain equity conditions, using the same conversion price formula described above with respect to payments of interest, or, at our option, in cash, beginning on September 26, 2014 and every calendar month anniversary thereafter through and including the maturity date.

On each of the first seven installment dates (through the one-year anniversary of March 26, 2014, the closing date), the company’s scheduled amortization payment will be an amount equal to $350,000. For each of the subsequent 12 installment dates through the second anniversary of the closing date, the company’s scheduled amortization payment will be an amount equal to $1,000,000. For each of the subsequent installment dates, the company’s scheduled amortization payment will be an amount equal to $1,075,000 until the final amortization payment, which final payment shall be equal to the remaining principal outstanding on the maturity date.

Any holder of convertible notes may, at such holder’s option, defer all, or any part, of a scheduled amortization to a later amortization date or, subject to certain conditions, at any time from and after the thirteen month anniversary of the closing date, solely if the company is making the scheduled amortization payment for such scheduled amortization date in shares of common stock, accelerate a limited amount of scheduled amortization payments.

Settlement of Interest and Amortization Payments in Common Stock

We have the right to make interest or amortization payments with respect to the principal amount of the convertible notes in shares of our common stock, subject to the satisfaction of certain conditions, or elect to pay in cash. Among these conditions:

•	there must be an effective registration statement covering such shares of common stock issuable under the terms of the convertible notes and the warrants or such shares of common stock must be eligible for sale pursuant to Rule 144 under the Securities Act without the need for registration;

•	the weighted average price of our common stock on each of the prior 15 trading days has not been below $1.00;

•	the daily dollar trading volume of our common stock for the average of the daily weighted average prices during the prior 20 trading days was at least $1,000,000; and

•	the daily dollar trading volume of our common stock for each of the prior 10 trading days was at least $500,000.

If we are not permitted to deliver shares of common stock with respect to an installment date due to a failure to satisfy any of the conditions, we must pay the applicable portion of the principal and interest amounts in cash, unless the conditions are waived by the selling stockholder.

If we make a payment in shares of common stock, the principal amount of the convertible notes being paid will be converted into shares of our common stock at a price per share equal to the lesser of the applicable conversion price and 90% of the Market Price of our common stock on the applicable interest date or amortization installment date. “Market Price” means the arithmetic average of the volume weighted average price of our common stock during the 10 trading days immediately preceding the applicable date, but in no event greater than the volume weighted average price of our common stock on the trading date immediately preceding the applicable date.

Events of Default

The convertible notes provide for events of default including, among others, payment defaults, cross defaults, material breaches of any representations or warranties, breaches of covenants (after expiration of an applicable cure period with respect to certain covenants), failure to perform certain required activities in a timely manner, failure to comply with the requirements under the registration rights agreement described below, suspension from trading or failure of our common stock to be listed on an eligible market for certain periods and certain bankruptcy-type events involving us or a subsidiary.

If there is an event of default, a holder of the convertible notes may require us to redeem all or any portion of the convertible notes (including all accrued and unpaid interest and all interest that would have accrued through the maturity date), in cash, at a price equal to the greater of: (i) 115% of the amount being redeemed, and (ii) the product of (A) 100% of the amount being redeemed, and (B) the quotient determined by dividing (x) the highest closing sale price of the common stock on any trading day during the period beginning on the date immediately before the event of default and ending on the date of redemption, by (z) the lowest conversion price in effect during such period.

Change of Control

In the event of transactions involving a change of control, the holder of a convertible note will have the right to require us to redeem all or any portion of the convertible note it holds (including all accrued and unpaid interest thereon), in cash, at a price equal to 115% of the amount of the convertible note being redeemed, subject to formula details specified in the convertible note.

Limitations on Conversion and Issuance

A convertible note may not be converted and shares of common stock may not be issued under the convertible notes if, after giving effect to the conversion or issuance, the holder together with its affiliates would beneficially own in excess of 4.99% of the outstanding shares of our common stock. At each holder’s option, the ownership percentage limitation may be raised or lowered to any other percentage not in excess of 9.99%, except that any raise will only be effective upon 61-days’ prior notice to us.

We are prohibited from issuing shares of common stock pursuant to the convertible notes in excess of 19.99% of the issued and outstanding shares of common stock immediately prior to the closing date of the private placement unless stockholder approval of such issuance of securities is obtained as required by applicable NASDAQ rules. In the event that we are prohibited from issuing any shares of common stock as a result of the stockholder approval limitation, we are required to pay cash in lieu thereof to the holder.

Cash Subordination upon Bankruptcy Proceeding or Redemption Event

Upon the occurrence (and during the continuance) of either (x) a voluntary or involuntary bankruptcy proceeding by us or any of our subsidiaries or (y) the acceleration of certain secured obligations of ours under our credit agreement with Bank of America, N.A., or the senior debt, and the occurrence of an event of default or change of control redemption under the convertible notes, the holders of convertible notes shall not be permitted to be paid in cash until the senior debt has been paid in cash in full.

Description of the Warrants

The warrants entitle the holders of the warrants to purchase, in the aggregate, up to 8,804,348 shares of common stock. The warrants are exercisable beginning six months and one day after issuance through the fifth anniversary of such initial exercisability date at an initial exercise price equal to $2.12 per share. The exercise price of the warrants is subject to adjustment for stock splits, combinations or similar events. In addition, the exercise price is also subject to a “full ratchet” anti-dilution adjustment, subject to customary exceptions, in the event that the company issues or is deemed to have issued securities at a price lower than the then applicable exercise price, subject to a floor on the exercise price of $1.76 per share.

The warrants may be exercised for cash, provided that, if there is no effective registration statement available registering the exercise of the warrants, the warrants may be exercised on a cashless basis.

Limitations on Exercise

The warrants may not be exercised if, after giving effect to the exercise, the holder of the warrant together with its affiliates would beneficially own in excess of 4.99% of the outstanding shares of our common stock. At a holder’s option, the ownership percentage limitation applicable to the exercise of the warrants may be raised or lowered to any other percentage not in excess of 9.99%, except that any increase will only be effective upon 61-days’ prior notice to the company.

Black Scholes Redemption Right

Upon the occurrence of change of control, a holder of a warrant will have the right to require us to repurchase the holder’s warrant for a purchase price in cash equal to the Black Scholes value (as calculated under the warrants) of the then unexercised portion of the warrant.

Registration Rights Agreement

In connection with the securities purchase agreement, we entered into a registration rights agreement with the selling stockholder identified herein, pursuant to which we agreed to file a registration statement with the SEC to register 135% of the maximum number of shares of common stock issuable pursuant to the convertible notes and 100% of the maximum number of shares of common stock issuable upon exercise of the warrants. Pursuant to the registration rights agreement, we are required to file the registration statement by May 10, 2014, to have such registration statement declared effective within 90 days of March 26, 2014, and to maintain the effectiveness of such registration statement for so long as the convertible notes, warrants or shares of common stock issued pursuant to the convertible notes or warrants are held by the selling stockholders or their permitted assignees. The company will become responsible for certain payments if it fails to meet its obligations under the registration rights agreement.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those issuable to the selling stockholders pursuant to the terms of the convertible notes and upon exercise of the warrants. For additional information regarding the issuance of those convertible notes and warrants, see “Private Placement of Convertible Notes and Warrants” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the convertible notes and the warrants issued pursuant to the securities purchase agreement between us and the selling stockholder identified herein, the selling stockholder identified herein has not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the “beneficial ownership” of the shares of common stock by the selling stockholders. In accordance with Rule 13d-3 of the Exchange Act, “beneficial ownership” includes any shares as to which the selling stockholders have sole or shared voting power or investment power and any shares the selling stockholders have the right to acquire within 60 days (including shares issuable pursuant to convertible notes and warrants currently convertible or exercisable, or convertible or exercisable within 60 days). The second column indicates the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the convertible notes, as of April 15, 2014, assuming conversion of all convertible notes held by the selling stockholders on that date, without regard to any limitations on conversion described below and elsewhere in this prospectus, and excludes all shares of common stock issuable upon exercise of warrants held by the selling stockholders on that date because such warrants are exercisable commencing on September 27, 2014 (i.e., not exercisable within 60 days of April 15, 2014).

The third column lists the shares of common stock being offered by this prospectus by each selling stockholder. Such aggregate amount of common stock does not take into account any applicable limitations on conversion of, or principal or interest payments on, the convertible notes, or limitations on exercise of the warrants, and assumes that we will make certain payments of principal and interest on the convertible notes in shares of common stock.

In accordance with the terms of a registration rights agreement with the selling stockholder identified herein, this prospectus generally covers the resale of the sum of (i) 135% of the maximum number of shares of common stock issued and issuable pursuant to the convertible notes as of the trading day immediately preceding the date the registration statement is initially filed with the SEC, and (ii) 100% of the maximum number of shares of common stock issued and issuable upon exercise of the related warrants as of the trading day immediately preceding the date the registration statement is initially filed with the SEC. Because the conversion price of the convertible notes and the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the convertible notes and the warrants, a selling stockholder may not convert the convertible notes or exercise the warrants to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of our common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the convertible notes which have not been converted and upon exercise of the warrants which have not been exercised. At a holder’s option, the ownership percentage limitation applicable to the conversion of the convertible notes and/or exercise of the warrants may be raised or lowered to any other percentage not in excess of 9.99%, except that any increase will only be effective upon 61-days’ prior notice to us.

The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The selling stockholder identified below has confirmed to us that it is not a broker-dealer or an affiliate of a broker-dealer within the meaning of United States federal securities laws.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Percentage
Hudson Bay Master Fund Ltd. (1) 777 Third Avenue, 30th Floor New York, NY 10017	14,673,913	(2)	28,614,131	—	—

(1) Hudson Bay Capital Management, L.P., the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management, L.P. Sander Gerber disclaims beneficial ownership over these securities.

(2) Consists of 14,673,913 shares of our common stock issuable upon conversion of $27 million principal amount of our convertible notes issued on March 26, 2014 (without regard to any limitations on conversion described below and elsewhere in this prospectus) and excludes 8,804,348 shares of our common stock issuable upon exercise of warrants that were also issued on March 26, 2014 because such warrants are exercisable commencing on September 27, 2014 (i.e., not exercisable within 60 days of April 15, 2014). As of April 15, 2014, the convertible notes are convertible into 4,216,104 shares of our common stock (an amount equal to 4.99% of the total number of shares of common stock outstanding as of such date). Pursuant to the terms of the convertible notes and the warrants, as of any future date, a selling stockholder may not convert the convertible notes or exercise the warrants to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our common stock issued and outstanding following such conversion or exercise.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable pursuant to the terms of the convertible notes and upon exercise of the warrants to permit the resale of these shares of common stock by the holders of the convertible notes and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	in block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	in purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	in an exchange distribution in accordance with the rules of the applicable exchange;
•	in privately negotiated transactions;
•	in short sales;
•	in sales pursuant to Rule 144;
•	as broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
•	in a combination of any such methods of sale; and
•	in any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the convertible notes, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provisions of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $100,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus has been passed upon by Fulbright & Jaworski LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from the company's Annual Report on Form 10-K for the year ended February 1, 2014, and the effectiveness of The Wet Seal, Inc.'s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information about us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other documents referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You may inspect the registration statement and exhibits without charge and obtain copies from the SEC at the location below or from the SEC’s website.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and special reports, proxy statements and other documents with the SEC. You may read and copy any reports, proxy statements and other documents we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of these reports, proxy statements and other documents at the SEC’s website, the address of which is http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate” into this prospectus information that we file with the SEC in other documents.  This means that we can disclose important information to you by referring to other documents that contain that information.  The information incorporated by reference is considered to be part of this prospectus.  We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the sale of all the shares covered by this prospectus (including all such documents filed with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement).

•	Annual Report on Form 10-K for the fiscal year ended February 1, 2014, filed with the SEC on March 27, 2014.

•	Current Reports on Form 8-K (in each case, other than information and exhibits “furnished” to and not “filed” with the SEC in accordance with SEC rules and regulations) filed with the SEC on

February 4, 2014, February 24, 2014, March 10, 2014, March 21, 2014, April 8, 2014 and April 29, 2014.

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on April 17, 2014.

•	The description of our common stock contained in our Registration Statement on Form 8-A (File No. 000-18632) filed with the SEC on June 5, 1990, including any amendments or reports filed for the purpose of updating such description.

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement.  Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to you, upon request and without cost to you, a copy of any of the documents incorporated by reference into this prospectus.  You may make such request in writing or by telephone to the following address and/or telephone number: The Wet Seal Inc., 26972 Burbank, Foothill Ranch, CA, 92610, telephone: (949) 699-3900.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by The Wet Seal, Inc. (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

Item	Amount
SEC registration fee	$4,312
Legal fees and expenses [1]	$75,000
Accounting fees and expenses	$18,000
Miscellaneous fees and expenses	$2,688
Total	$100,000

1 Includes fees and disbursements of legal counsel to the selling stockholder identified herein in connection with this registration statement which is reimbursable by us in accordance with the registration rights agreement with the selling stockholder.

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits indemnification of directors, officers, employees and agents of corporations for liabilities arising under the Securities Act.

Our certificate of incorporation and bylaws provide for indemnification of its directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Statutory Provisions

Section 102 of the General Corporation Law of the State of Delaware, or the DGCL, permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, generally, that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she was, is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our Certificate of Incorporation and Bylaws

Our certificate of incorporation limits each director’s liability for monetary damages to the company and its stockholders for breaches of fiduciary duty except under the circumstances outlined in Section 102(b)(7) of the DGCL, as described above under “Statutory Provisions.”

Our bylaws extend indemnification rights to the fullest extent authorized by the DGCL to directors and officers involved in any action, suit or proceeding where the basis of the involvement is the person’s alleged action in an official capacity or in any other capacity while serving as a director or officer of the company. In addition, the bylaws permit us to maintain insurance to protect the company and any of our directors, officers, employees or agents against any expense, liability or loss incurred as a result of any action, suit or proceeding, whether or not the company would have the power to indemnify the person under the DGCL.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and certain officers that require us to advance expenses for the defense of any such proceeding and to indemnify them to the fullest extent permitted by applicable law.

Item 16.  Exhibits

See the Exhibit Index, which follows the signature pages hereof and is incorporated herein by reference.

Item 17.  Undertakings.

Item 512(a) of Regulation S-K.  The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

(ii)          To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this Registration Statement, or is contained in the form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)          Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)          That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)         The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)         Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Item 512(b) of Regulation S-K.  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Item 512(h) of Regulation S-K.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Foothill Ranch, California, on this 29th day of April, 2014.

The Wet Seal, Inc.

By:	/s/ John D. Goodman
	Name:	John D. Goodman
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John D. Goodman and Steven H. Benrubi his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all his said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ John D. Goodman	Chief Executive Officer (Principal Executive Officer) and Director	April 29, 2014
John D. Goodman

/s/ Steven H. Benrubi	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 29, 2014
Steven H. Benrubi

/s/ Lynda J. Davey	Chairperson of the Board of Directors	April 29, 2014
Lynda J. Davey

/s/ John S. Mills	Vice Chairman of the Board of Directors	April 29, 2014
John S. Mills

/s/ Nancy Lublin	Director	April 29, 2014
Nancy Lublin

/s/ Kenneth M. Reiss	Director	April 29, 2014
Kenneth M. Reiss

/s/ Adam L. Rothstein	Director	April 29, 2014
Adam L. Rothstein

/s/ Deena Varshvskaya	Director	April 29, 2014
Deena Varshvskaya

EXHIBIT INDEX

Exhibit Number	Description
3.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of our Registration Statement on Form S-1 filed on May 15, 1990 (File No. 33-34895))
3.1.1	Amendment to Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1.1 of our Annual Report on Form 10-K for the fiscal year ended February 2, 2002 (File No. 000-18632))
3.1.2	Amendment to Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K filed on January 18, 2005 (File No. 000-18632))
3.1.3	Amendment to Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1.3 of our Annual Report on Form 10-K for the fiscal year ended January 28, 2006 (File No. 000-18632))
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K filed on May 29, 2009)
4.1	Specimen Certificate of the Class A Stock, par value $0.10 per share (incorporated by reference to Exhibit 4.1 of our Registration Statement on Form S-1 filed on May 15, 1990 (File No. 33-34895))
4.2	Specimen Certificate of the Class B Stock, par value $0.10 per share (incorporated by reference to Exhibit 4.2 of our Registration Statement on Form S-1 filed on May 15, 1990 (File No. 33-34895))
4.3	Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock (incorporated by reference to Exhibit 10.3 of our Current Report on Form 8-K filed on May 3, 2005 (File No. 000-18632))
4.4	Certificate of Designations of Series D Junior Participating Preferred Stock (incorporated by reference to Form 8-K filed on August 21, 2012)
5.1	Opinion of Fulbright & Jaworski LLP
10.1	Registration Rights Agreement by and between The Wet Seal, Inc. and Hudson Bay Master Fund Ltd (incorporated by reference to Exhibit 10.4 of our Current Report on Form 8-K filed on March 21, 2014)
10.2	Form of Senior Convertible Note (incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K filed on March 21, 2014)
10.3	Form of Warrant (incorporated by reference to Exhibit 10.3 of our Current Report on Form 8-K filed on March 21, 2014)
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Fulbright & Jaworski LLP (included in Exhibit 5.1 filed herewith)
24.1	Power of Attorney (see signature pages to this registration statement)

-II-7 -